Exhibit 99
BOB EVANS FARMS ANNOUNCES ADDITION OF GORDON GEE
TO BOARD OF DIRECTORS
COLUMBUS, Ohio — June 10, 2009 — Bob Evans Farms, Inc. (NASDAQ: BOBE) today announced that E. Gordon Gee will fill a newly created seat on its Board of Directors, effective July 1, serving a term that expires in 2010.
Gee is currently the president of The Ohio State University, a position that he had previously held from 1990 to 1997. Prior to his return to Ohio State, he served as Chancellor of Vanderbilt for seven years and as president of Brown University from 1998 to 2000.
Chairman and Chief Executive Officer Steve Davis said Gee is a welcome addition to the Company’s Board of Directors. “Gordon Gee is among the most highly experienced and respected university presidents in the nation, and we are very happy to count him among our Directors,” Davis said. “He brings a wealth of impressive experience to our Board, including legal, strategic management and corporate governance expertise, and he has also has served as a Board member for several other public companies.”
Gee is currently a member of the Board of Directors for Hasbro, Inc. and Grange Insurance. He graduated from the University of Utah with an honors degree in history and subsequently earned his J.D. and Ed.D degrees from Columbia University. He has received a number of honorary degrees and awards, including a Melon Fellowship for the Aspen Institute for Humanistic Studies and a W.K. Kellogg Fellowship. He is the co-author of eight books and has written a number of papers on law and education. He is also a member of the Board of Governors of the National Hospice Foundation and the Advisory Board of the Christopher Isherwood Foundation.
About Bob Evans Farms, Inc.
Bob Evans Farms, Inc. owns and operates full-service restaurants under the Bob Evans and Mimi’s Café brand names. At the end of the fourth fiscal quarter (April 24, 2009), Bob Evans owned and operated 570 family restaurants in 18 states, primarily in the Midwest, mid-Atlantic and Southeast regions of the United States, while Mimi’s Café owned and operated 144 casual restaurants located in 24 states, primarily in California and other western states. Bob Evans Farms, Inc. is also a leading producer and distributor of pork sausage and a variety of complementary homestyle convenience food items under the Bob Evans and Owens brand names. For more information about Bob Evans Farms, Inc., visit the company’s Web site at www.bobevans.com.
Contact:
David D. Poplar
Vice President of Investor Relations
(614) 492-4954

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